Exhibit 5.1

August 28, 2009

Lime Energy Co.

1280 Landmeier Road

Elk Grove Village, Illinois 60007-2410

Re:  Lime Energy Co., Registration Statement on Form S-1 (the “Registration Statement”), File No. 333-161296

Ladies and Gentlemen:

We have acted as counsel to Lime Energy Co., a Delaware corporation (the “Company”), in connection with the registration by the Company of the sale of up to 5,750,000 shares of its common stock, par value $0.0001 per share  (the “Shares”) on the Registration Statement filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on August 12, 2009.  The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named in the Underwriting Agreement

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and Amended and Restated Bylaws, in each case as amended and restated through the date hereof; minutes of the corporate proceedings of the Company with respect to the Shares and the proposed sale thereof through the date hereof, as made available to us by officers of the Company; and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We also have assumed, with your permission and without independent investigation or verification, that the issuance and sale of the Shares as described in the Registration Statement will not conflict with or constitute a breach of the terms of any agreement  or instrument to which the Company is subject.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law.  We express no opinion with respect to the laws of any other jurisdiction..

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained therein.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Rutter Hobbs & Davidoff Incorporated
Rutter Hobbs & Davidoff Incorporated

1901 Avenue of the Stars    Suite 1700    Los Angeles, California 90067-6018    Office 310 286-1700    Fax 310 286-1728